Exhibit 10.3

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (the “Agreement”) is entered into as of _____ (the “Execution Date”) by and between:

Party A: Mr. Wang Xiaohong (PRC ID number: 61062719720305055X) (the “Buyer”)

Party B: Faith Bloom Limited (the “Seller”), a company incorporated and existing under the laws of the British Virgin Islands, with its legal address at Sea Meadow House, Blackburne Highway, Road Town, Tortola, the British Virgin Islands.

Party A and Party B shall hereinafter individually be referred to as “Party” and collectively as the “Parties”.

Recital

WHEREAS, the Seller is the sole shareholder of Shaanxi Haize Nanomaterials Co., Ltd, a wholly owned limited liability company (the “WFOE”) in Yangyu Town, Qian County, Xianyang, Shaanxi province, the PRC, with a registered capital amount of RMB 50 million;

WHEREAS, ShengdaTech, Inc. (“ShengdaTech”), the US parent company of the Seller, was a NASDAQ-listed company. Before 2011, CHEN Xiangzhi, the then CEO of ShengdaTech, embezzled a huge amount of ShengdaTech funds for his other companies and personal purposes and conducted financial frauds, all of which together caused ShengdaTech to be delisted from NASDAQ. In 2011 CHEN Xiangzhi was removed from all the positions that he held with ShengdaTech and its affiliates. However, CHEN Xiangzhi instructed the personnel under his control to boycott transferring the control of the Chinese subsidiaries including the WFOE back to ShengdaTech and the Seller;

1 / 8

WHEREAS, on November 15, 2011 as the sole shareholder of the WFOE, the Seller removed LI Fu, the then-incumbent general manager and legal representative of the WFOE, from his positions and appointed a new general manager and legal representative by adopting shareholder resolutions in accordance with the WFOE’s Articles of Association. However, although being notified and urged repeatedly, LI Fu persistently refused to return the WFOE’s seals and licenses and refused to complete the formalities regarding the change of legal representative. To regain control and save the WFOE as soon as possible, the Seller had no choice but to file a lawsuit with the Intermediate People’s Court of the Xianyang City (“Xianyang Court”) at the end of 2011. On April 24, 2013, the Xianyang Court ruled for the Seller and issued a civil judgment (i.e. (2012) Xian Min Chu Zi No.00004-3) (“Trial Judgment”). On January 21, 2014, the Higher People’s Court of the Shaanxi Province upheld the Trail Judgment and issued the appeal decision on civil cases (i.e. (2013) Shaan Min San Zhong Zi No. 00075);

WHEREAS, although pursuant to the judgment and decision LI Fu was required to return the WFOE’s seals and licenses including but not limited to the business license and to assist the WFOE to complete formalities regarding the change of legal representative with the Administration for Industry and Commerce, LI Fu, among others, refused to comply with the judgment and decision as instructed by CHEN Xiangzhi. The Seller had to apply to the Xianyang Court for enforcement in accordance with applicable laws and regulations. On November 3, 2014, the Seller entered into the premises of the WFOE as a result of the Xianyang Court’s enforcement. However, the then-incumbent management of the WFOE severely sabotaged the WFOE’s operation and management orders and took away the WFOE’s seals, licenses and financial books and records, among other things;

WHEREAS, after taking over the WFOE, the Seller has become aware that the WFOE faces multiple lawsuits and there are encumbrances (such as mortgage and freezing) on the WFOE’s assets (see Appendix 1 for details). In addition, because the WFOE has been beyond the control of the Seller for a long time and the WFOE’s records are either lost or inadequate, there may be litigations, mortgage, security interests and other encumbrances that are unknown to the Seller;

WHEREAS, the Buyer understands the foregoing circumstances and risks and agrees to buy the equity held by the Sellers in the WFOE as it is at its own risks;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:

1.	Equity Transfer

1.1	Subject to the terms and conditions herein, the Seller shall transfer and assign to the Buyer all of its rights, titles and interests in, and shall delegate all corresponding obligations related to, all of its 100% equity interests in the WFOE (the “Equity”) for a purchase price of Fifteen Million Two Hundred Thousand yuan in words (or RMB 15,200,000 in number) (the “Purchase Price”). The Parties acknowledge that the Purchase Price reflects existing, potential, unknown or unpredictable future litigation, disputes, mortgage, security interests and asset freezing risks, among other things, on the WFOE and its asset.

2 / 8

1.2	On the Execution Date, the non-refundable deposit paid by the Buyer to the Seller previously, i.e. RMB 2,000,000, shall become a portion of the Purchase Price immediately. In addition, within 2 days after the Execution Date, the Buyer shall pay the second instalment of the Purchase Price, i.e._RMB Six Million Yuan in words (or RMB 6,000,000 in number) in cash through wire transfers to the bank account designated by the Seller as follows:

Account Name: Greenberg Traurig, LLP Shanghai Representative Office

Bank: Citibank (China) Co., Ltd. Shanghai Branch

Bank Address: Lu Jia Zui Finance and Trade Zone, No.33 Hua Yuan Shi Qiao Road 200120

Account No.: 404003 - 1746068227

1.3	The Buyer shall have a trial operation period of three months upon the Seller’s receipt of the second instalment payment of the Purchase Price mentioned above paid by the Buyer. During the trial operation period:
- The Seller shall transfer to the Buyer all the files, books, documents, drawings, client and vendor lists and other records that the Seller controls (excluding company chops and Business License);
- The Seller shall control company chops and Business License and shall allow the WFOE and the Buyer to reasonably use the company chops and Business License during daily operations;
- The Seller shall transfer to the Buyer the rights to control and operate the WFOE;
- The Buyer shall be responsible for the operations of the WFOE and all the requirements on funds;
- The Buyer shall pay in advance at the beginning of each month employees’ compensations and utility fees (such as those for water and electricity) via the account that the Seller designates;
- The Buyer shall be responsible for the WFOE’s security expenses, provided that the Parties shall negotiate to reasonably reduce the security expenses;

3 / 8

- The Buyer shall not inure extra liabilities to the WFOE and shall purchase raw materials and conduct other acts in the name of the Buyer rather than the WFOE;
- The scope of the Buyer’s operations of the WFOE is limited to normal production and sales; The Buyer shall not sell, lease or otherwise dispose any fixed assets of the WFOE and shall not incur guarantee, security interests, mortgage or pledge for any third party, among other things; The Seller’s prior written consents shall be obtained for any material act such as lay-offs;
- The Buyer shall own profits arising from the operations of the WFOE and shall pay applicable taxes;
- The Buyer shall provide written reports on the operations of the WFOE to the Seller on a weekly basis and shall set forth the WFOE’s procurement and sales lists, financial statements and material issues.

1.4	Upon expiration of or at any time during the trial operation period, if the Buyer notifies the Seller in writing that the Buyer intends to complete the equity transfer and pays to the bank account that the Seller designates as set forth under Section 1.2 above the balance of the Purchase Price (i.e. RMB Seven Million and Two Hundred Thousand Yuan in words or RMB 7,200,000 in number) in cash through wire transfer, the WFOE shall submit to approving authorities the Agreement and other necessary documents of the WFOE as soon as possible for approvals on the equity transfer transaction. The Parties shall provide all necessary documents, cooperation and assistance required or requested by the approving authorities. The equity transfer transaction contemplated herein shall be deemed to be completed on the day when a new Business License reflecting the Buyer as the sole owner of the WFOE or the foreign exchange approval letter for the equity transfer transaction contemplated herein is issued to the WFOE, whichever is later (the “Equity Transfer Date”). Within 10 business days after the Equity Transfer Date, the Seller shall deliver the company chops and Business License of the WFOE to the Buyer.

1.5	If the Buyer fails to pay the balance of the Purchase Price (i.eRMB Seven Million and Two Hundred Thousand Yuan in words or RMB 7,200,000 in number) when the trial operation period expires or if the Buyer actually gives up operating the WFOE during the trial operation period (such as ceases to provide necessary funds to the WFOE), the Seller is entitled to notify the Buyer in writing to terminate the Agreement. Upon termination of the Agreement, the Buyer shall return to the Seller the rights to operate and control the WFOE. The Seller is entitled to sell the WFOE to any third party. The non-refundable deposit and the second instalment payment of the Purchase Price that the Buyer has previously paid shall not be refunded and shall be owned by the Seller.

4 / 8

2.	Representations and Warranties of the Seller

2.1	The Seller represents and warrants that it is the legal, effective and beneficial owner of the Equity to be transferred to the Buyer hereunder and shall have sufficient power and authority to transfer the Equity to the Buyer.

2.2	Other than Section 2.1 above, the Seller makes no representation or warranty with respect to the Equity or the WFOE, which is sold to the Buyer in whatever condition it presently exists, and the Buyer agrees to purchase the Equity with all faults, whether or not known or apparent to the Buyer.

2.3	Appendix 1 sets forth litigation, mortgage, security interests and asset freezing, among other things, involving the WFOE that the Seller knows and confirms as of the Execution Date. However, because the WFOE has been beyond the control of the Seller for a long time and the WFOE’s records are either lost or inadequate, there may be litigations, mortgage, security interests and other encumbrances that are unknown to the Seller. Therefore, the Seller is unable to make any warranty regarding the completeness and accuracy of the contents of Appendix 1. The Buyer acknowledges the foregoing and is willing to assume related risks.

3.	Covenants after the Equity Transfer

3.1	At any time before the second anniversary of the Equity Transfer Date, the Buyer shall cause the WFOE to make its best effort to assist the Seller to pursue any claim, liabilities, obligations, damages or compensations against CHEN Xiangzhi, his relatives, associates, associated companies, affiliated companies, including without limitation, Shandong ShengdaTech Group Company Limited, or such associated or affiliated companies’ current or former officers, directors, representatives, employees, shareholders, members, agents, successors or assigns (collectively “Chen’s Group”) by providing cooperation and assistance as follows:

5 / 8

(a)	to allow the Seller to have access to and make copies of any of the permits, licenses, approvals, certificates, records, accounting books, files, documents, drawings, customer lists, supplier lists and other records of the WFOE, including the ones discovered or generated after the Equity Transfer Date;

(b)	to assist the Seller to take legal actions against Chen’s Group in the name of the WFOE, including without limitation affixing chops and signatures on legal documents at the request of the Seller, authorizing legal counsels selected by the Seller to appear in courts, and approving settlements reached by the Seller with Chen’s Group;

(c)	to assist the Seller in obtaining any necessary historical corporate records, including, without limitation, any bank account records, AIC records or other corporate records or documents, including without limitation affixing chops and signatures on legal documents at the request of the Seller authorizing such actions to obtain these historical corporate records; and

(d)	to assist or cooperate with the Seller with respect to any other reasonable requests.

3.2	The Parties agree that any proceeds generated by the claims against Chen’s Group, either in legal actions or settlements, including the ones made in the name of the WFOE, shall belong to the Seller. If the WFOE or the Buyer receives any of such proceeds, it shall remit to a bank account designated by the Seller within 10 business days after the receipt.

3.3	After the equity transfer, the Buyer shall (a) continue to operate the WFOE, (b) not sell all or a substantial part of the WFOE’s equity or asset to a third party within three years upon the Execution Date, and (c) not directly or indirectly sell, at any time, the WFOE’s equity or asset to Chen’s Group.

4.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the PRC.

6 / 8

5.	Dispute Resolution

All disputes, controversies or differences arising out of or related to this Agreement shall be exclusively and finally settled by arbitration. Said arbitration shall be conducted in Beijing under the auspices of the China International Economic and Trade Arbitration Commission according to its rules then in effect. The arbitrators’ ruling and award shall be final. The losing Party shall bear the arbitration fees and the other Party’s costs including reasonable attorneys’ fees.

6.	Notices

All notices, consents, requests, instructions, approvals, and other communications provided for herein shall be validly given, made, or served if in writing and (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent by overnight courier delivery service, receipt acknowledged, fees prepaid, or (c) transmitted by email or facsimile transmission to the telephone numbers set forth below, transmission confirmed, and addressed to:

If to the Buyer:

Mr. Wang Xiaohong

Address: Room 3304, Building C of the Weland International Compound, No.5 Daqing Road, Xi’an City, Shaanxi Province, China

Attention: Mr. Wang Xiaohong

Tel: +86 - 13909290567

Email: 3208045@qq.com

If to Seller

Faith Bloom Limited

Address: A&M, Room 1101-03, MassMutual Tower, 39 Gloucester Road, Wanchai, Hong Kong

Attention: Faith Bloom Limited

Tel: +852 3102 2600

Fax: +852 2598 0060

With a copy to:

Address: Greenberg Traurig, LLP, Shanghai Office, Room 3125-3141 Central Plaza, 381 Huaihai Zhong Road, Shanghai 200020

Attention: Faith Bloom Limited

Tel: +86 21 6391 6633

Fax: +86 21 6391 6232

7 / 8

7.	Counterparts

This Agreement will be executed in six (6) counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

8.	Governing Languages

This Agreement shall be executed in English and Chinese language versions, each of which shall have equal validity. However, in the event of any inconsistency between the two, the Chinese language version shall govern and control.

The Parties have caused this Agreement to be executed in Xianyang, Shaanxi as of the date first written above.

Buyer:

Mr. Wang Xiaohong

Signature:

Seller:

Faith Bloom Limited

Signature:
By:
Title:

8 / 8